ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

March 14, 2014

First Investors Life Insurance Company First Investors Life Separate Account E 40 Wall Street New York, New York 10005

Ladies and Gentlemen:

As special counsel to First Investors Life Insurance Company (the “Depositor”), we are familiar with the proceedings taken and proposed to be taken by First Investors Life Separate Account E (the “Registrant”) in connection with the proposed sale of an indefinite amount of units of interest in the Registrant funding the Depositor’s flexible premium adjustable variable life insurance policies (the “Policies”) and the Registration Statement on Form N-6 covering the Policies (and interests therein), Securities Act File No. 333-191937 and Investment Company Act File No. 811-21742 (the “Registration Statement”), to which this opinion is an exhibit, filed by the Registrant pursuant to the Securities Act of 1933 and the Investment Company Act of 1940, each as amended.

In rendering this opinion, we have made such examination of records of the Depositor and of the Registrant, other documents and facts, and have reviewed such matters at law, as we considered necessary or advisable.  Where appropriate, we have relied on representations furnished to us by the Secretary of the Depositor, and we have made no independent investigation of the matters so represented.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto are effective and comply with all applicable laws and (b) all Policies (and interests therein) are issued and sold in compliance with applicable federal and state securities laws, as described in the Prospectus and Statement of Additional Information included in the Registration Statement and any amendments thereto, we are of the opinion that the Policies (and interests therein) will, when sold, be legally issued and represent binding obligations of the Depositor, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

The opinion expressed herein is solely for your benefit and may not be relied on in any manner or for any purpose by any other person.  We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom.  The opinion expressed herein is given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

First Investors Life Insurance Company
First Investors Life Separate Account E
40 Wall Street
New York, New York 10005

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP